PEAR TREE FUNDS

CLERK’S CERTIFICATE

The undersigned certifies that she is the Clerk of Pear Tree Funds, a voluntary association with transferrable shares organized under the laws of the Commonwealth of Massachusetts (the “Trust”), and that, as such, she is authorized to execute this Certificate on behalf of the Trust.  The undersigned further certifies that the following is a true and complete copy of the resolutions of the Trustees of the Trust duly adopted by all of the Trustees of the Trust pursuant to a Trustee meeting held on November 9, 2012, and said resolutions have not been revoked, revised or amended in any manner and is, on the date hereof still in full force and effect:

RESOLVED,                                 that Pear Tree Columbia Micro Cap Fund (the “Micro Cap Fund”) be terminated pursuant to Article IX, Section 4 of the Trust’s Second Amended and Restated Agreement and Declaration of Trust on such date as the President of the Trust determines in his sole discretion (the actual date of such liquidation being the “Termination Date”), and that written notification of such termination be sent to shareholders of the Micro Cap Fund in such form as the President of the Trust determines with the advice of counsel; and it is

RESOLVED FURTHER, that the Plan of Termination (the “Plan”) substantially in the form presented to the Trustees at the meeting be, and hereby is, adopted and approved, with such changes as one or more officers of the Trust, acting individually or collectively, may approve, with such approval to be conclusive evidence that the same has been authorized by the Trustees; and it is

FURTHER RESOLVED, that the officers of the Trust be, and each of them hereby is, individually or collectively, authorized in the name and on behalf of the Micro Cap Fund, to implement the Plan in accordance with its terms, including to declare dividends out of investment company taxable income or net capital gains, to shareholders of record; and it is

FURTHER RESOLVED, that the officers of the Trust be, and each of them hereby is, individually or collectively, authorized and directed to prepare, execute and file with the Securities and Exchange Commission one or more Post-Effective Amendments to the Trust’s Registration Statement on Form N-1A, reflecting such changes as described to the Board at this meeting, together with such other changes and amendments as the officer or officers deem necessary and appropriate with the advice of counsel; and it is

FURTHER RESOLVED, that the officers of the Trust be, and each of them hereby is, individually or collectively, authorized to enter into, amend or terminate any agreement, accounts, registration of shares, fidelity bonds, service and other arrangements, and execute all such instruments and documents, make all such payments and do all such acts and things as in their opinion or in the opinion of any of them be necessary, desirable or appropriate in order to carry out the intent and purpose of the foregoing votes and the matters contemplated therein.

IN WITNESS WHEREOF, the undersigned has executed this certificate this 30th day of July 2014.

By:  /s/ Lori A. Wessels
Lori A. Wessels, Clerk